Exhibit 99.1

Evolent Health, Inc. Announces Pricing of $350.0 Million of Convertible Senior Notes Due 2029 to Pay Down Senior Term Loan

WASHINGTON, December 5, 2023 /PRNewswire/ -- Evolent Health, Inc. (NYSE: EVH), a company that specializes in better health outcomes for people with complex conditions through proven solutions that make health care simpler and more affordable (“Evolent”), today announced the pricing of $350.0 million aggregate principal amount of 3.50% convertible senior notes due 2029. The notes are being offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Evolent has also granted the initial purchasers in the offering a 30-day option to purchase up to an additional $52.5 million aggregate principal amount of notes.

Interest on the notes is payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2024, at a rate equal to 3.50% per annum. The notes will mature on December 1, 2029 unless earlier repurchased, redeemed or converted in accordance with their terms prior to such date.

The notes are convertible into cash, shares of Evolent’s Class A common stock, or a combination of cash and shares of Evolent’s Class A common stock, at Evolent’s election based on an initial conversion rate of 26.3125 shares of Class A common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $38.00 per share of Class A common stock. The initial conversion price represents a premium of approximately 42.50% over the closing price of the Class A common stock on the New York Stock Exchange on December 5, 2023.

Holders of the notes may require Evolent to repurchase their notes upon the occurrence of a fundamental change at a price equal to 100% of the principal amount of the notes being repurchased, plus any accrued and unpaid interest. Evolent may not redeem the notes prior to December 6, 2026. Evolent may redeem for cash all or any portion of the notes, at its option, on or after December 6, 2026, if the last reported sale price of Evolent’s Class A common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Evolent provides a notice of redemption, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Evolent intends to use the net proceeds from this offering, plus available liquidity, to prepay a portion of the outstanding borrowings and pay related fees under its term loan facility, which matures in January 2029 (subject to earlier maturity in certain circumstances). If the initial purchasers exercise their option to purchase additional notes, Evolent intends to use the net proceeds from the sale of additional notes, plus available liquidity, to prepay remaining borrowings and pay related fees under its term loan facility.

Consummation of the sale of the notes is subject to customary closing conditions, and there can be no assurance that the offering of the notes will be consummated. Settlement is expected to occur on December 8, 2023.

The notes and any shares of Class A common stock of Evolent issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such jurisdiction.

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About Evolent

Evolent (NYSE: EVH) specializes in better health outcomes for people with complex conditions through proven solutions that make health care simpler and more affordable. Evolent serves a national base of leading payers and providers and is consistently recognized as a top place to work in health care nationally.

Contact:

Seth R. Frank
Vice President, Investor Relations
Evolent
sfrank@evolent.com

Forward-Looking Statements - Cautionary Language

Certain statements made in this release and in other written or oral statements made by us or on our behalf are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe,” “anticipate,” “expect,” “estimate,” “aim,” “predict,” “potential,” “continue,” “plan,” “project,” “will,” “should,” “shall,” “may,” “might” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, trends in our businesses, prospective services, future performance or financial results, and the closing of pending transactions and the outcome of contingencies, such as legal proceedings. We claim the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA. These statements are only predictions based on our current expectations and projections about future events. Forward-looking statements involve risks and uncertainties that may cause actual results, level of activity, performance or achievements to differ materially from the results contained in the forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Our Annual Report on Form 10-K for the year ended December 31, 2022, as amended, and other documents filed with the SEC include risk factors that could affect our businesses and financial performance. Moreover, we operate in a rapidly changing and competitive environment.New risk factors emerge from time to time, and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the effect of all risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this release.